Exhibit 99.1

For Immediate Release
Contacts:
Keith LaVanway
847-597-9353
klavanway@pregis.com
Leslie Braun
847-597-9328
lbraun@pregis.com
PREGIS ANNOUNCES FIRST QUARTER 2008
FINANCIAL RESULTS
Deerfield, IL, May 9, 2008 — Pregis Corporation, a leading international manufacturer, marketer, and supplier of protective packaging products and specialty packaging solutions, today announced its 2008 first quarter financial results.
For the first quarter of 2008, the Company generated net sales of $259.3 million, an increase of 8.5% over net sales of $239.0 million in the first quarter of 2007. Excluding the impact of favorable foreign currency translation and sales from two acquisitions made in the second half of 2007, the quarter’s net sales were down 3% compared to the prior year quarter.
Gross profit margin, as a percent of net sales, was 21.9% in the first quarter of 2008, compared to 25.5% in the first quarter of 2007. The decline in gross margin resulted primarily from significantly increased costs of resin and other raw materials in the 2008 period, which approximated $7 million of year-over-year unfavorability. In order to mitigate these increases in raw material costs, the Company implemented selling price increases throughout its businesses in the first quarter of 2008. However, the Company has experienced a lag in realizing the benefits from these recent price increases relative to the impact of the increased raw material costs, which resulted in the reduction in its gross margin percentage in the first quarter of 2008.
Commenting on the Company’s results, Mike McDonnell, President and Chief Executive Officer, stated, “Our first quarter results were negatively impacted by raw material cost inflation, as well as the weakened economic environment in the U.S. as well as in Europe. Although resin costs stabilized somewhat during the first three months of 2008, we expect continued volatility and remain committed to our disciplined focus on achieving pricing for value and full cost recovery as rapidly as possible. In addition, we continue to drive efficiency initiatives throughout the organization, both to mitigate the weakened economic environment and to solidify our foundation for future growth.”

For the first quarter of 2008, operating income was $8.3 million compared to $16.5 million in the first quarter of 2007, with the reduction driven primarily by increased raw material costs, as noted above.
Segment Performance
Comments on segment net sales performance for the first quarter of 2008 are as follows:
•	Net sales of the protective packaging segment increased by $12.8 million, or 8.2%. The 2008 first quarter sales growth was driven by favorable foreign currency translation, as well as the incremental sales generated by the Petroflax and Besin entities acquired in the second half of 2007. The segment experienced declining volumes in both its U.S and European businesses due primarily to the weakened U.S. and European economies. Excluding the impact of favorable foreign currency effects and acquisitions, net sales for the segment decreased 3.8%.

•	Net sales of the flexible packaging segment increased $5.6 million, or 13.1%. Improvements in pricing and product mix were offset by volume shortfalls in the segment’s Egyptian operations. Excluding the impact of favorable foreign currency, 2008 net sales for the segment were comparable to the 2007 period.

•	Net sales of the hospital supplies segment increased $2.3 million, or 11.9%. Excluding the impact of favorable foreign currency effects, net sales for the segment decreased 2.1% in the quarter, primarily due to price erosion resulting from the competitive market environment.

•	Net sales of the rigid packaging segment were relatively flat compared to net sales in the first quarter of 2007. However, excluding the impact of favorable foreign currency effects, net sales for the segment decreased 1.4% in the quarter, due mainly to product mix during the quarter.
A summary of a significant measure required by the Company’s indentures is presented in the supplemental information at the end of this release.

Conference Call:
The Company will conduct an investor conference call to review its 2008 first quarter results on Monday, May 12, 2008 at 10:00 a.m. ET (9:00 a.m. CT). The call can be accessed through the following dial-in numbers: Domestic: 866-510-0708; International: 617-597-5377; Participant Passcode: 95937816. A replay of the conference call will be available through May 23, 2008. The replay may be accessed using the following dial-in information: Domestic: 888-286-8010; International: 617-801-6888; Passcode: 73894836.
About Pregis:
Pregis Corporation is a leading global provider of innovative protective, flexible, and foodservice packaging and hospital supply products. The specialty-packaging leader currently operates 47 facilities in 18 countries around the world. Pregis Corporation is a wholly owned subsidiary of Pregis Holding II Corporation. For more information about Pregis, visit the Company’s web site at www.pregis.com.
Safe Harbor Statement:
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by the Company’s use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control. For a discussion of key risk factors, please see the risk factors disclosed in the Company’s annual report, which is available on its website, www.pregis.com. These risks may cause actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risk and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no duty to update its forward-looking statements.

Pregis Holding II Corporation
Consolidated Balance Sheets
Unaudited
(dollars in thousands)

	March 31, 2008	December 31, 2007
Assets
Current assets
Cash and cash equivalents	$42,511	$34,989
Accounts receivable
Trade, net of allowances of $5,621 and $5,313, respectively	159,392	148,045
Other	11,202	18,532
Inventories, net	121,952	108,914
Deferred income taxes	3,028	2,991
Due from Pactiv	3,474	7,072
Prepayments and other current assets	9,903	9,187

Total current assets	351,462	329,730
Property, plant and equipment, net	287,651	277,398
Other assets
Goodwill	153,803	150,000
Intangible assets, net	48,380	47,910
Deferred financing costs, net	9,515	10,080
Due from Pactiv, long-term	11,553	12,229
Pension and related assets	26,741	25,659
Other	1,649	2,313

Total other assets	251,641	248,191

Total assets	$890,754	$855,319

Liabilities and stockholder’s equity
Current liabilities
Current portion of long-term debt	$3,982	$2,120
Accounts payable	116,443	100,326
Accrued income taxes	8,519	13,900
Accrued payroll and benefits	17,662	19,814
Accrued interest	11,684	6,775
Other	22,201	22,436

Total current liabilities	180,491	165,371

Long-term debt	495,013	475,604
Deferred income taxes	37,294	34,589
Long-term income tax liabilities	9,781	9,585
Pension and related liabilities	10,037	9,389
Other	7,277	7,124
Stockholder’s equity:
Common stock — $0.01 par value; 1,000 shares authorized, 149.0035 shares issued and outstanding at March 31, 2008 and December 31, 2007	—	—
Additional paid-in capital	149,843	149,659
Accumulated deficit	(19,860)	(16,588)
Accumulated other comprehensive income	20,878	20,586

Total stockholder’s equity	150,861	153,657

Total liabilities and stockholder’s equity	$890,754	$855,319

Pregis Holding II Corporation
Consolidated Statements of Operations
Unaudited
(dollars in thousands)

	Three Months Ended March 31,
	2008	2007

Net sales	$259,322	$239,017

Operating costs and expenses:
Cost of sales, excluding depreciation and amortization	202,494	178,002
Selling, general and administrative	34,739	31,982
Depreciation and amortization	13,540	12,676
Other operating expense (income)	271	(183)

Total operating costs and expenses	251,044	222,477

Operating income	8,278	16,540
Interest expense	12,081	11,261
Interest income	(228)	(47)
Foreign exchange gain, net	(3,013)	(573)

Income (loss) before income taxes	(562)	5,899
Income tax expense	2,710	3,652

Net income (loss)	$(3,272)	$2,247

Pregis Holding II Corporation
Consolidated Statements of Cash Flows
Unaudited
(dollars in thousands)

	Three Months Ended March 31,
	2008	2007
Operating activities
Net income (loss)	$(3,272)	$2,247
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	13,540	12,676
Deferred income taxes	1,810	974
Unrealized foreign exchange gain	(2,972)	(604)
Amortization of deferred financing costs	594	535
Stock compensation expense	184	79
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts and other receivables, net	3,671	(3,345)
Due from Pactiv	5,165	—
Inventories, net	(8,276)	(3,721)
Prepayments and other current assets	(554)	317
Accounts payable	10,782	18,592
Accrued taxes	(5,400)	2,807
Accrued interest	4,538	4,698
Other current liabilities	(4,006)	(4,794)
Pension and related assets and liabilities, net	(1,035)	(64)
Other, net	302	(207)

Cash provided by operating activities	15,071	30,190

Investing activities
Capital expenditures	(10,863)	(5,099)
Other, net	63	184

Cash used in investing activities	(10,800)	(4,915)

Financing activities
Repayment of long-term debt	(488)	(443)
Other, net	1,731	296

Cash provided by (used in) financing activities	1,243	(147)
Effect of exchange rate changes on cash and cash equivalents	2,008	641

Increase in cash and cash equivalents	7,522	25,769
Cash and cash equivalents, beginning of period	34,989	45,667

Cash and cash equivalents, end of period	$42,511	$71,436

Pregis Holding II Corporation
Supplemental Information
(Unaudited)
Calculation of Adjusted EBITDA (“Consolidated Cash Flow”)

	Twelve Months Ended March 31,
(dollars in thousands)	2008	2007

Net loss of Pregis Holding II Corporation	$(10,298)	$(4,235)
Interest expense, net of interest income	46,044	43,592
Income tax expense	6,766	8,220
Depreciation and amortization	56,663	53,219

EBITDA	99,175	100,796

Other non-cash charges (income):
Unrealized foreign currency transaction gains, net	(5,061)	(6,274)
Non-cash stock based compensation expense	663	127
Non-cash asset impairment charge	403	—
Impact attributable to application of purchase accounting	—	258
Net unusual or nonrecurring gains or losses:
Nonrecurring charges related to acquisitions and dispositions	5,214	6,238
Other, principally executive management severance and recruiting expenses	4,830	6,299
Other adjustments:
Amounts paid pursuant to management agreement with Sponsor	1,981	1,698
Pro forma earnings and costs savings	2,084	—

Adjusted EBITDA (“Consolidated Cash Flow”)	$109,289	$109,142

Note to above:
EBITDA is defined as net income before interest expense, interest income, income tax expense, depreciation and amortization. Adjusted EBITDA, referred to as Consolidated Cash Flow within the context of the Company’s indentures, is presented herein because it is a material element of the fixed charge coverage ratio and secured indebtedness leverage ratio included in the Company’s indentures.

Pregis Holding II Corporation
First Quarter 2008
Supplemental Information
(Unaudited)
(Amounts and percentage changes are approximations due to rounding.)
Gross Margin Calculations

	Three Months Ended March 31,
(dollars in millions)	2008	2007	Change
Net sales	$259.3	$239.0	$20.3
Cost of sales, excluding depreciation and amortization	(202.5)	(178.0)	(24.5)

Gross margin	$56.8	$61.0	$(4.2)

Gross margin, as a percent of net sales	21.9%	25.5%	(3.6)%

Net Sales Analysis by Segment

					Change Attributable to the Following Factors
	Three Months Ended March 31,				Price /			Currency
(dollars in millions)	2008	2007	$ Change	% Change	Mix	Volume	Acquisitions	Translation
Segment:
Protective Packaging	$169.6	$156.8	$12.8	8.2%	0.3%	(4.1)%	5.4%	6.6%
Flexible Packaging	48.3	42.7	5.6	13.1%	0.9%	(0.8)%	—	13.0%
Hospital Supplies	21.1	18.8	2.3	11.9%	(2.2)%	0.1%	—	14.0%
Rigid Packaging	21.9	22.0	(0.1)	(0.3)%	(1.2)%	(0.2)%	—	1.1%
Intersegment eliminations	(1.6)	(1.3)	(0.3)	24.2%

Total	$259.3	$239.0	$20.3	8.5%	0.0%	(3.0)%	3.5%	8.0%